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                                                                       EXHIBIT 5

                     LANGE, SIMPSON, ROBINSON & SOMERVILLE
                             ATTORNEYS & COUNSELORS
                       417 20TH STREET NORTH, SUITE 1700
                         BIRMINGHAM, ALABAMA 35203-3272
                            TELEPHONE (205) 250-5000
                            FACSIMILE (205) 250-5034


                                                                   July 18, 1994


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama  35203

Gentlemen:

  Regions Financial Corporation (formerly First Alabama Bancshares, Inc.) (the "Company"), a corporation organized and existing under and pursuant to the laws of the State of Delaware, proposes to issue and sell $25,000,000 face amount of its subordinated notes (the "Notes"), under a trust indenture entered into between the Company and Bankers Trust Company dated as of December 1, 1992
(the "Indenture").

  In connection with this offer and sale, we have examined the following documents and items:

   The certificate of incorporation of the Company as most recently amended.

   The by-laws of the Company as most recently amended.

   The Indenture.

   Such documents evidencing the actions taken to date by the stockholders of the Company, the board of directors of the Company, and committees of the board of directors, and such other documents and items as we have considered necessary and appropriate to review in order to render this opinion.

  Based upon the foregoing and with regard to such legal considerations as we deem relevant to this opinion, it is our opinion that, assuming (a) execution and delivery of the Notes, (b) authentication of the Notes as provided for in section 303 of the Indenture, and (c) payment for the Notes, the Notes will be validly issued and will represent binding obligations of the Company.

  The binding effect of the Indenture and the Notes may be subject to or limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the rights of creditors generally.

   We consent to the inclusion of this opinion as an exhibit to a current report of the Company on Form 8-K, and to the incorporation by reference in the registration statement of the Company on Form S-3, registration number 33-45714.

                                  Yours truly,

                                  /s/ LANGE, SIMPSON, ROBINSON & SOMERVILLE